Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

December 27, 2021

TFF Pharmaceuticals, Inc.

3801 S. Capital of Texas Hwy, Suite 330

Austin, Texas 78704

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TFF Pharmaceuticals, Inc. (the “Company”) in connection with its Registration Statement on Form S-8, as may be amended and supplemented from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended), in connection with the registration by the Company of 4,200,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable under the Company’s 2021 Stock Incentive Plan.

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the relevant plan and the terms of the individual option agreements and stock agreements, as applicable, will be legally issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP